Exhibit 99.1

Essential Utilities Reports Strong Second Quarter 2025 Results

•	Earnings per share of $0.38 for Q2 2025 vs. $0.28 for Q2 2024
•	For 2025, expect to achieve GAAP earnings per share above guidance range of $2.07-$2.11 due to non-recurring benefits; reaffirm long-term targets
•	Increased quarterly dividend 5.25%
•	Invested $613 million in the first half of the year; on track to invest over $1.4 billion in infrastructure in 2025
•	Closed on acquisition of suburban Pittsburgh area City of Beaver Falls Wastewater System

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG) today reported results for the second quarter ended June 30, 2025. Essential’s net income of $107.8 million or $0.38 per share for the second quarter of 2025 compared favorably to $75.4 million or $0.28 per share reported for the second quarter of 2024.

“With both our water and gas divisions firing on all cylinders, we delivered strong second-quarter results and reaffirmed our commitment to growth, innovation, and community,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “From advancing innovation and hydrogen technology at the Pennsylvania Energy & Innovation Summit, to achieving industry-leading water quality compliance, our team continues to drive progress with purpose. As we invest in critical infrastructure and elevate employee engagement, we remain focused on creating value for our shareholders and the communities we proudly serve”.

Operating Results

Essential reported net income of $107.8 million and earnings per share of $0.38 for the second quarter of 2025, compared to net income of $75.4 million and earnings per share of $0.28 for the same period in 2024. Comparing this quarter’s earnings to those of the second quarter of 2024, primary drivers include increases in rates across both business segments, partially offset by increases in depreciation and amortization expense, interest expense, and operations and maintenance expense.

Revenues for the quarter were $514.9 million compared to $434.4 million in the second quarter of 2024, an increase of 18.5%. Increased rates across both business segments, along with higher purchased gas costs, were the primary drivers of revenue growth. Operations and maintenance expenses increased to $148.5 million for the second quarter of 2025, compared to $142.5 million in the second quarter of 2024, primarily due to increases in employee-related costs, bad debt expense, materials and supplies, and other costs. These were partially offset by a decrease in outside services and other expenses in our regulated natural gas segment due to capitalization in the current period compared to the prior period.

Essential’s regulated water segment reported revenues for the quarter of $332.3 million, an increase of 9.9% compared to $302.5 million in the second quarter of 2024. Water and wastewater rates were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $100.1 million for the second quarter of 2025 compared to $95.6 million in the second quarter of 2024, driven primarily due to an increase in employee-related costs, bad debt expense, and an increase in production costs for water and wastewater operations.

Essential’s regulated natural gas segment reported revenues for the quarter of $177.3 million, an increase of 38.3% compared to $128.2 million in the second quarter of 2024, driven primarily by an increase in purchased gas and increased rates and other surcharges. Operations and maintenance expenses for Essential’s regulated natural gas segment increased to $49.8 million for the second quarter, relatively flat year-over-year.

For the first six months of 2025, the company reported revenues of $1,298.5 million, a 24.1% increase, primarily due to regulatory recoveries, increased purchased gas costs, and higher volumes in the regulated natural gas segment, compared to $1,046.5 million in the first half of 2024. Operations and maintenance expenses for the first half of 2025 totaled $286.3 million, up 2.5% from $279.4 million in 2024. Net Income for the first half of 2025 totaled $391.6 million, or $1.41 per share, compared to $341.2 million, or $1.25 per share for the same period of 2024.

Dividend

As previously announced on July 30th, 2025, Essential’s board of directors declared a quarterly cash dividend of $0.3426 per share of common stock, reflecting an increase of 5.25%. This dividend will be payable on September 2nd, 2025, to shareholders of record on August 12th, 2025. The company has paid consecutive quarterly cash dividends for 80 years and has increased the dividend 35 times in the last 34 years.

Financing

As of June 30, 2025, Essential’s weighted average cost of fixed-rate long-term debt was 4.03%, and the company had $802 million available on its credit lines.

Rate Activity

As of July 31, 2025, the company’s regulated water segment received rate awards and infrastructure surcharges in Pennsylvania, Ohio, North Carolina, and New Jersey, of $92.6 million, and its regulated natural gas segment received rate awards and infrastructure surcharges in Kentucky of $8.2 million. The company currently has base rate cases pending in North Carolina, Texas, Ohio and Virginia for its regulated water and wastewater segment for an estimated $96.5 million in incremental annual revenues.

Capital Expenditures

Essential invested $613 million in the first half of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. From 2025 through 2029, the company plans to invest approximately $7.8 billion to improve water and natural gas systems and better serve customers through improved information technology. Investments during this five-year period include addressing PFAS with over 320 associated projects across its footprint, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes.

Essential is a leader in remediating PFAS and will comply with the final EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone. Since 2015, Essential collectively has acquired over $548 million in rate base and added more than 136,000 new customers or equivalent dwelling units to the company’s footprint.

In July 2025, the company announced its Aqua Pennsylvania subsidiary had finalized a $37.75 million purchase of the City of Beaver Falls wastewater system. The system serves approximately 3,200 customers in the City of Beaver Falls and also provides bulk transmission and treatment service for approximately 3,800 Equivalent Dwelling Units (EDU) in seven nearby municipalities. For 2025, in total, the company has acquired systems which serve approximately 10,300 customers for approximately $58 million.

The company has four signed purchase agreements for additional wastewater systems in Pennsylvania and Texas that are pending closing and are expected to serve over 200,000 customers or equivalent dwelling units and total approximately $301 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater acquisitions the company is actively pursuing represents approximately 400,000 total customers.

Multi-Year Financial and Growth Guidance

The company updates its previously initiated long-term earnings guidance. The company’s latest expectations are the following:

•	For 2025, expect to achieve GAAP earnings per share above guidance range of $2.07-$2.11 due to non-recurring benefits.
•	Anticipated growth in long-term earnings per share at a compounded annual growth rate of 5 to 7% from the adjusted 2024 earnings per share of $1.97 (Non-GAAP) for the three-year period through 2027.
•	In 2025, regulated infrastructure investments are expected to be $1.4 to $1.5 billion.
•	Through 2029, we plan to make regulated infrastructure investments of approximately $7.8 billion.
•	Through 2029, the regulated water segment rate base is expected to grow at a compounded annual growth rate of approximately 6%; this only includes acquisitions scheduled to close in 2025 and excludes DELCORA.
•	Through 2029, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 11%.
•	Through 2029, the combined regulated utility rate base is expected to grow at a compounded annual growth rate of over 8%.

•	The regulated water customer base (or equivalent dwelling units) of the business is expected to grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth over the long term.
•	The regulated natural gas customer base of the business is expected to be stable for 2025.
•	Through 2027, the company expects to raise equity via its ATM program. In 2025, the company expects to raise a total of approximately $315 million in equity. To date in 2025, the company has issued approximately $210 million of equity using its ATM.
•	Anticipate the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for six regulated PFAS chemicals across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share, infrastructure investment, and rate base guidance include the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but do not include DELCORA or other potential acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Essential Utilities believes that the non-GAAP financial measure “adjusted earnings per share” used for 2024 and identified as part of its multi-year financial and growth guidance provides investors the ability to measure the company’s financial operating performance for 2024 by adjustment, which was more indicative of the company’s ongoing operating performance in 2024 and against its guidance range (GAAP) for 2025.

Second Quarter 2025 Earnings Call Information

Date: August 1, 2025

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 1st, 2025, for 7 business days following the call. To access the audio replay in the U.S., dial 800.715.9871 (pass code 9261648 #). International callers can find their dial-in number here (pass code 9261648 #).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting thousands of acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2025 through 2029; the rate base growth of company through 2029; that the Company is on track to invest $1.4 to $1.5 billion in infrastructure in 2025; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2029; the Company’s anticipated use of its commercial paper program; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; that the Company has a multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level for the six EPA regulated PFAS chemicals; and, the regulated natural gas customer base of the business will be stable in 2025. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	June 30,
	2025	2024

Operating revenues	$514,907	$434,406
Operations and maintenance expense	$148,510	$142,512

Net income	$107,827	$75,385

Basic net income per common share	$0.38	$0.28
Diluted net income per common share	$0.38	$0.28

Basic average common shares outstanding	280,275	273,567
Diluted average common shares outstanding	280,725	273,953

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	June 30,
	2025	2024

Operating revenues	$514,907	$434,406

Cost & expenses:
Operations and maintenance	148,510	142,512
Purchased gas	56,735	33,728
Depreciation	99,542	89,578
Amortization	3,977	1,068
Taxes other than income taxes	20,872	22,233
Total	329,636	289,119

Operating income	185,271	145,287

Other expense (income):
Interest expense	79,809	73,045
Interest income	(301)	(276)
Allowance for funds used during construction	(7,027)	(5,229)
Gain on sale of other assets	(256)	(203)
Other, net	647	701
Income before income taxes	112,399	77,249
Provision for income tax expense (benefit)	4,572	1,864
Net income	$107,827	$75,385

Net income per common share:
Basic	$0.38	$0.28
Diluted	$0.38	$0.28

Average common shares outstanding:
Basic	280,275	273,567
Diluted	280,725	273,953

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2025	2024

Net property, plant and equipment	$13,579,450	$13,143,476
Current assets	439,378	485,911
Regulatory assets and other assets	4,535,457	4,397,167
	$18,554,285	$18,026,554

Total equity	$6,720,202	$6,198,809
Long-term debt, excluding current portion, net of debt issuance costs and unamortized discount on debt	7,622,994	7,368,381
Current portion of long-term debt and loans payable	150,178	329,349
Other current liabilities	448,585	645,319
Deferred credits and other liabilities	3,612,326	3,484,696
	$18,554,285	$18,026,554

Media Contact:

David Kralle

Vice President of Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A and IR

O: 610.645.1191

BJDingerdissen@Essential.co